Exhibit 99.1
ABERCROMBIE & FITCH TO CLOSE RUEHL OPERATIONS;
COMPANY AMENDS CREDIT AGREEMENT
New Albany, Ohio, June 17, 2009: Abercrombie & Fitch (NYSE: ANF) today announced that its Board of Directors approved the closure of its 29 Ruehl branded stores and related direct-to-consumer operations. The Company anticipates the closure will be substantially complete by the end of the current fiscal year.
While it was encouraged by the initial performance of Ruehl, the Company has determined that, given the severe economic downturn and its impact on the retail and consumer sectors, the timing is not right to continue to pursue the further development of Ruehl. Ruehl generated a pre-tax operating loss of approximately $58 million for the fiscal year ended January 31, 2009, including a non-cash impairment charge of approximately $22 million. The pre-tax operating loss included store operating results and home office and other costs directly attributable to Ruehl operations.
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said: “It has been a difficult decision to close Ruehl, a brand we continue to believe could have been successful in different circumstances. However, given the current economic environment, we believe it is in the best interests of the Company to focus its efforts and resources on the growth opportunities afforded by our other brands, particularly internationally. While I am disappointed with the ultimate outcome, I am grateful for the effort and commitment the Ruehl team has shown in developing and positioning that brand in the marketplace. In particular, the recent strides made in differentiating and elevating the Ruehl assortment make this an especially difficult decision. However, all of our brands will benefit from our experience and lessons learned with Ruehl.”
In connection with the strategic review of the Ruehl operations, the Company incurred approximately $51 million in non-cash, pre-tax impairment charges in its first quarter of Fiscal 2009. In addition, as a result of exiting Ruehl, the Company currently estimates that it will incur additional pre-tax charges of approximately $65 million, including the net present value of lease-related charges, severance, and other charges. This estimate is based on a number of significant assumptions and could change materially. The additional charges are expected to be substantially recognized during the remaining three quarters of Fiscal 2009 in accordance with applicable accounting rules. The Company estimates the net cash outflow associated with the Ruehl store and direct-to-consumer closings, prior to associated tax benefits, to be approximately $75 million. This estimate is also based on a number of significant assumptions and could change materially. On a full year basis, the marginal tax rate applied to charges associated with exiting Ruehl is estimated to be approximately 39%.
The Company also announced that it has amended its existing credit agreement effective June 16, 2009. The amended credit agreement allows the Company to exclude from its calculation of the minimum coverage and maximum leverage ratios up to $61 million of the estimated $65 million of additional pre-tax charges associated with exiting Ruehl, as described above, in addition to certain other non-cash and non-recurring charges. The Ruehl-related impairment charges will also be excluded from the ratio calculations. In addition, the required minimum coverage ratio will be reduced through the end of the 2010 fiscal year. In connection with these changes, the Company agreed to a reduction in the amount of available credit to $350 million from $450 million, an increase in the facility fee and borrowing costs, and a capital expenditure limit of $600 million for the 2009 and 2010 fiscal years, including not more than $275 million for fiscal 2009. Additional details pertaining to the amended credit agreement will be included in a Current Report on Form 8-K expected to be filed by the Company with the Securities and Exchange Commission on or before June 22, 2009.

Mr. Jeffries added, “We are confident that the Company will continue to generate sufficient cash from operations to fund its liquidity needs. However, in light of the one-time costs associated with exiting Ruehl and the current uncertain economic conditions, we believe it is prudent to make these changes to give us significant cushion in our debt covenants.”
The Company operated 350 Abercrombie & Fitch stores, 210 abercrombie stores, 507 Hollister Co. stores, 29 RUEHL stores and 16 Gilly Hicks stores in the United States. The Company also operated three Abercrombie & Fitch stores, three abercrombie stores and five Hollister Co. stores in Canada, and one Abercrombie & Fitch store and four Hollister Co. stores in the United Kingdom. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.RUEHL.com and www.gillyhicks.com.
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For further information, call:	Eric Cerny Manager, Investor Relations (614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2009 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: current financial crisis and general economic conditions; changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; estimates of expenses which the Company may incur in connection with the closure of the Ruehl stores and related direct-to-consumer operations; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
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